Exhibit 99.1

                           News from Graham Packaging

Contact:
Donald C. Sarvey
Editorial Enterprises, Inc.
(717) 236-7716
editorialenterprises@earthlink.net

September 9, 2004
FOR IMMEDIATE RELEASE

Graham Packaging Commences Tender Offer for Outstanding 8 3/4% Senior Subordinated Notes due 2008, Floating Interest Rate Subordinated Term Securities due 2008 and 10 3/4% Senior Discount Notes due 2009

     YORK, Pennsylvania, USA - September 9, 2004 - Graham Packaging Holdings Company ("Holdings") today announced it, GPC Capital Corp. II ("GPC II"), Graham Packaging Company, L.P. ("Company"), and GPC Capital Corp. I ("GPC I" and together with Holdings, GPC II and Company, "Graham") have commenced a cash tender offer for any and all of the Company's and GPC I's 8 3/4% Senior Subordinated Notes due 2008 (the "2008 Notes") and Floating Interest Rate Subordinated Term Securities (sm) due 2008 (the "2008 Floating Notes"), issued February 2, 1998 and May 28, 2003, and for any and all of Holdings' and GPC II's outstanding 10 3/4% Senior Discount Notes due 2009 (the "2009 Notes"), issued February 2, 1998. The 2008 Notes, 2008 Floating Notes and 2009 Notes are collectively referred to as the "Notes". As of September 9, 2004, all of the aggregate principal amount of the Notes are currently outstanding. The terms of the tender offer are described in the Offer to Purchase, dated September 9, 2004, copies of which may be obtained from Global Bondholder Services Corporation.

     The scheduled expiration date for the tender offer is 12:00 midnight, New York City time, on Wednesday, October 6, 2004, unless extended or earlier terminated.

     Noteholders who validly tender and do not withdraw their 2008 Notes by 5:00 p.m., New York City time, on the early tender date, which is currently scheduled for Wednesday, September 22, 2004, will receive total consideration for their 2008 Notes of $1,032.92 per $1,000 principal amount of notes tendered by such time, which includes an early tender premium of $20.00 per $1,000 principal amount of notes. Noteholders who validly tender and do not withdraw their 2008 Floating Notes by 5:00 p.m., New York City time, on the early tender date will receive total consideration for their 2008 Floating Notes of $1,001.25 per

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$1,000 principal amount of notes tendered by such time, which includes an early tender premium of $20.00 per $1,000 principal amount of notes. Noteholders who validly tender and do not withdraw their 2009 Notes by 5:00 p.m., New York City time, on the early tender date will receive total consideration for their 2009 Notes of $1,039.58 per $1,000 principal amount of notes tendered by such time, which includes an early tender premium of $20.00 per $1,000 principal amount of notes.

     Noteholders who validly tender their 2008 Notes after 5:00 p.m., New York City time on the early tender date, but before the expiration date will receive a purchase price of $1,012.92 per $1,000 principal amount of notes tendered by such time. Noteholders who validly tender their 2008 Floating Notes after 5:00 p.m., New York City time on the early tender date, but before the expiration date will receive a purchase price of $981.25 per $1,000 principal amount of notes tendered by such time. Noteholders who validly tender their 2009 Notes after 5:00 p.m., New York City time on the early tender date, but before the expiration date will receive a purchase price of $1,019.58 per $1,000 principal amount of notes tendered by such time.

     For all Notes tendered prior to the expiration date, noteholders will be paid accrued and unpaid interest up to, but not including, the date of payment for the Notes. The date of payment for the Notes is expected to promptly follow the expiration date.

     Notes tendered before 5:00 p.m., New York City time, on the withdrawal date, which is currently scheduled for September 22, 2004, may be validly withdrawn at any time until such time on the withdrawal date. Notes tendered after 5:00 p.m., New York City time, on the withdrawal date may not be validly withdrawn, unless Graham reduces the amount of the purchase price, the early tender premium or the principal amount of the Notes subject to the tender offer or is otherwise required by law to permit withdrawal.

     Consummation of the tender offer and payment of the tender consideration are subject to various conditions (as described in the Offer to Purchase dated September 9, 2004), including but not limited to, the Company completing a private offering of senior and senior subordinated notes which will be used along with cash on hand to finance the tender offer.

     Graham intends to issue a notice of redemption with respect to all Notes not tendered and accepted for purchase pursuant to the tender offer. The redemption price for the 2008 Notes and the 2008 Floating Notes is 102.917% and 100.00% of their face values, respectively. The redemption price of the 2009 Notes is 103.583% of their face value. This press release does not constitute a call for redemption, which if made, will be made at a later date upon the terms and subject to the conditions set forth in the indentures governing the Notes.

     Graham has engaged Citigroup Global Markets Inc. to act as dealer manager in connection with the tender offer. Questions regarding the tender offer may be

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directed to Citigroup Global Markets Inc., Liability Management Group, at (800)
558-3745 (toll-free) and (212) 723-6106 (collect). Requests for documentation may be directed to Global Bondholder Services Corporation, the depositary and information agent for the tender offer, at (866) 470-4200 (toll free) or (212) 430-3774.

     This press release does not constitute an offer to sell or the solicitation of an offer to buy any security and shall not constitute an offer, solicitation or sale in any jurisdiction in which such offering would be unlawful. The tender offer is made solely pursuant to the Offer to Purchase dated September 9, 2004.

     Graham Packaging Company, L.P., based in York, Pennsylvania, USA, is a worldwide leader in the design, manufacture and sale of technology-based, customized blow-molded plastic containers for the branded food and beverage, household and personal care, and automotive lubricants markets. The company currently employs approximately 4,000 people at 59 plants throughout North America, Europe and South America. It produced more than nine billion units and had total worldwide net sales of $1.0 billion over the last 12 months. The Blackstone Group of New York is the majority owner of Graham Packaging.

     This press release may contain forward-looking statements that involve inherent risks and uncertainties. Statements that are not historical facts, including statements about Graham's beliefs, plans, or expectations, are forward-looking statements. These statements are based on current plans, estimates, and expectations. Actual results may differ materially from those projected in such forward-looking statements and therefore you should not place undue reliance on them. A non-exclusive list of the important factors that could cause actual results to differ materially from those in such forward-looking statements is set forth in Graham's most recent report on Form 10-K and Graham's other documents on file with the Securities and Exchange Commission. Graham undertakes no obligation to publicly update or revise any forward-looking statement, whether as a result of new information, future developments, or otherwise.